EXHIBIT(b)(1)

JPMORGAN CHASE BANK, N.A.	WACHOVIA BANK, NATIONAL ASSOCIATION
J.P. MORGAN SECURITIES INC.	WACHOVIA INVESTMENT HOLDINGS, LLC
270 Park Avenue	WACHOVIA CAPITAL MARKETS, LLC
New York, New York 10017	One Wachovia Center
301 South College St.
Charlotte, NC 28288-0737

BANC OF AMERICA SECURITIES LLC
BANC OF AMERICA BRIDGE LLC
BANK OF AMERICA, N.A.
9 West 57th Street
New York, New York 10019
July 28, 2005
Sunshine Acquisition Corporation
Sunshine Merger Corporation
c/o The Carlyle Group
101 South Tryon Street
Charlotte, NC 28280

Attention:	Bud Watts Todd Newnam
Bank and Bridge Facilities Commitment Letter
Ladies and Gentlemen:
          The Carlyle Group (together with certain of its affiliates, the “Sponsor”) has advised (A) each of JPMorgan Chase Bank, N.A. (“JPMorgan Chase Bank”), J.P. Morgan Securities Inc. (“JPMorgan”), Wachovia Bank, National Association (“Wachovia Bank”), Wachovia Investment Holdings, LLC (“Wachovia Investment Holdings”), Wachovia Capital Markets, LLC (“Wachovia Capital Markets”), Bank of America, N.A. (“Bank of America”), Banc of America Bridge LLC (“Bank of America Bridge”) and Banc of America Securities LLC (“BAS”; and, together with JPMorgan, JPMorgan Chase Bank, Wachovia Bank, Wachovia Investment Holdings, Wachovia Capital Markets, Bank of America and Banc of America Bridge, “we” or “us”) that the Sponsor, Sunshine Acquisition Corporation, a newly formed Delaware corporation controlled by the Sponsor (“Holdings” or “you”) and Sunshine Merger Corporation, a newly formed Delaware corporation and a wholly owned subsidiary of Holdings (the “Buyer”), intend to enter into a merger agreement (together with the schedules and exhibits thereto, the “Merger Agreement”) pursuant to which the Buyer will merge (the “Merger”) with and into an entity previously identified to us as Sunshine, Inc., a Delaware corporation (the “Target”). The surviving corporation of the Merger shall be the “Borrower”. All references to “dollars” or “$” in this agreement and the attachments hereto (collectively, this “Commitment Letter”) are references to United States dollars.

          We understand that the sources of funds required to fund the Merger consideration, to repay all existing indebtedness of the Target and its subsidiaries (the “Refinancing”), to pay fees, commissions and expenses in connection with the Transactions (as defined below) and to provide ongoing working capital requirements of the Borrower and its subsidiaries following the Transactions will include:
•	senior secured credit facilities consisting of (i) a senior secured term loan facility to the Borrower of $275.0 million[1] (the “Term Loan Facility”), as described in the Summary of Principal Terms and Conditions attached hereto as Annex I (the “Bank Term Sheet”), and (ii) a senior secured revolving credit facility to the Borrower of $75.0 million (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Bank Facilities”), as described in the Bank Term Sheet, up to $10.0 million of which may be drawn on the Closing Date;

•	the issuance by the Borrower of up to $205.0 million aggregate gross proceeds of unsecured senior subordinated notes (the “Senior Subordinated Notes”) pursuant to a public offering or Rule 144A or other private placement (the “Senior Subordinated Notes Offering”) or, in the event the Senior Subordinated Notes are not issued at the time the Transactions are consummated, borrowings by the Borrower of up to $205.0 million under a senior subordinated unsecured credit facility (the “Bridge Facility”; the Bridge Facility together with the Bank Facilities, the “Facilities”) as described in the Summary of Principal Terms and Conditions attached hereto as Annex II (the “Bridge Term Sheet” and, together with the Bank Term Sheet, the “Term Sheets”); and

•	equity investments in Holdings (the “Equity Financing”) comprising not less than $450.0 million (of which (x) at least $300.0 million will be in the form of cash (the “Cash Equity Contributions”) from the Sponsor (together with those contributing the Rollover Equity referred to below, the “Equity Investors”) with the amount and terms of any preferred equity issued in connection therewith being reasonably acceptable to the Arrangers (as defined below), all of which investments shall be contributed to the Borrower in cash as common equity and (y) approximately $150.0 million will be in the form of rollover equity from William C. Stone (the “Rollover Equity”))
No other new debt financing will be required for the Merger and the Refinancing. Immediately following the Transactions, neither Holdings nor any of its subsidiaries will have any material indebtedness other than the Bank Facilities, the Senior Subordinated Notes or the Bridge Facility, the Equity Financing and other indebtedness to be mutually agreed consistent with the information regarding the Target and the Transactions previously disclosed to us. As used herein, the term “Transactions” means the Merger, the Refinancing, the initial borrowings under the Bank Facilities, the issuance of the Senior Subordinated Notes or the borrowings under the Bridge Facility, the Equity Financing, the Rollover Equity and the payments of fees, commissions and expenses in connection with each of the foregoing.

[1]	If either or both of the Margin Man and the OIS acquisitions have not closed prior to the Closing Date (as defined below) availability under the Term Loan Facility shall be reduced as follows: (a) if the Margin Man acquisition is not consummated prior to the Closing Date, availability under the Term Loan Facility will be reduced by $6.0 million; and (b) if the OIS acquisition is not consummated prior to the Closing Date, availability under the Term Loan Facility will be reduced by $20.0 million.

     Commitments.
          You have requested that JPMorgan Chase Bank, Wachovia Bank, Wachovia Investment Holdings, Bank of America, N.A. (“Bank of America”), and Banc of America Bridge LLC (“Banc of America Bridge”) (each, in such capacity, a “Bank” and together with any other financial institutions that may with our and your consent act as initial commitment parties, the “Banks”) commit to provide the Facilities and the Arrangers agree to structure, arrange and syndicate the Facilities.
          JPMorgan Chase Bank is pleased to advise you of its commitment to provide to the Borrower 45% of the principal amount of the Bank Facilities and 40% of the principal amount of the Bridge Facility, in each case, upon the terms and subject to the conditions set forth in this Commitment Letter and in the Term Sheets and the Conditions Annex referred to below (collectively, the “JPMorgan Commitment”). Wachovia Bank is pleased to advise you of its commitment to provide to the Borrower 40% of the principal amount of the Bank Facilities; and Wachovia Investment Holdings is pleased to advise you of its commitment to provide to the Borrower 45% of the principal amount of the Bridge Facility, in each case, upon the terms and subject to the conditions set forth in this Commitment Letter and in the Term Sheets and the Conditions Annex referred to below (collectively, the “Wachovia Commitment”). Bank of America is pleased to advise you of its commitment to provide to the Borrower 15% of the principal amount of the Bank Facilities; and Banc of America Bridge is pleased to advise you of its commitment to provide to the Borrower 15% of the principal amount of the Bridge Facility, in each case, upon the terms and subject to the conditions set forth in this Commitment Letter and in the Term Sheets and the Conditions Annex referred to below (the “Bank of America Commitment”; together with the JPMorgan Commitment and the Wachovia Commitment, the “Commitments”).
          You agree that the closing date of the Merger and the concurrent closing of the Facilities and, if applicable, the Senior Subordinated Notes Offering (the “Closing Date”) shall not occur until the conditions herein and in the Term Sheets and the Conditions to Closing set forth in Annex III hereto (the “Conditions Annex”) (including the conditions to initial funding) have been satisfied or waived.
     Syndication.
          It is agreed (i) that each of JPMorgan and Wachovia Capital Markets will act as a co-lead arranger (each, an “Arranger”; and collectively, the “Arrangers”), and as joint bookrunners for the Facilities and (ii) that JPMorgan, Banc of America Bridge and Wachovia Capital Markets will act as joint bookrunners for the Bridge Facility. It is also agreed that JPMorgan Chase Bank will act as Administrative Agent, Wachovia Bank will act as Syndication Agent and Bank of America will act as Documentation Agent in connection with the Bank Facilities. It is further agreed that, where applicable, in connection with: (a) the confidential information memorandum and any other offering or marketing materials relating to the Bank Facilities, JPMorgan will appear “on the left” and Wachovia Capital Markets will appear “on the right” and (b) the confidential information memorandum, any prospectus, offering memorandum, private placement memorandum or similar document, as applicable, and any other offering or marketing materials relating to the Bridge Facility or the Senior Subordinated Notes, as applicable, Wachovia Capital Markets will appear “on the left” and JPMorgan will appear “on the right”. The respective commitments and agreements hereunder of the Commitment Parties are several and not joint. It is further agreed that the Arrangers will exclusively manage the syndication of the Facilities, and will, in such capacity, exclusively perform the duties and exercise the authority customarily associated with their respective roles as an Arranger. No Lender (as defined below) will receive compensation from you, the Buyer or the Borrower with respect to any of the Facilities outside the terms contained herein and in the letter of even date herewith addressed to you providing, among other things, for certain fees relating to the Facilities (the “Fee Letter”) in order to obtain its commitment to participate in such Facilities, in each case unless you and we so agree.

          Each of JPMorgan Chase Bank, Wachovia Bank and Bank of America (collectively, the “Senior Banks”) reserves the right, prior to or after execution of the Bank Documentation (as defined in the Conditions Annex), to syndicate all or a portion of its Commitment in respect of the Bank Facilities to one or more institutions (other than certain institutions designated in writing by you) with your consent (not to be unreasonably withheld) that will become parties to the Bank Documentation (the Senior Banks and the institutions becoming parties to the Bank Documentation, the “Senior Bank Lenders”); provided that (i) the initial syndication of the Commitments of the Senior Banks in respect of the Term Loan Facility shall effected on a pro rata basis and (ii) the syndication of the Commitments of the Senior Banks in respect of the Revolving Facility shall be effected in a manner to be agreed by the Arrangers and you. Each of JPMorgan Chase Bank, Wachovia Investment Holdings, and Banc of America Bridge (collectively, the “Bridge Banks”) reserves the right, prior to or after the execution of the Bridge Documentation (as defined in the Conditions Annex), to syndicate all or a portion of its Commitment in respect of the Bridge Facility to one or more institutions (other than certain institutions designated in writing by you) that will become parties to the Bridge Documentation (the Bridge Banks and the institutions becoming parties to the Bridge Documentation, the “Bridge Lenders,” and, together with the Senior Bank Lenders, the “Lenders”); provided, however, that (i) any such syndication of the Bridge Facility occurring prior to the first anniversary of the Closing Date that would result in any of the Bridge Banks holding less than 60% in the aggregate of their respective commitment under the Bridge Facility on the Closing Date or outstanding, as the case may be, shall, so long as no payment or bankruptcy default then exists, require your prior written consent and (ii) any such syndication of the Bridge Facility shall be conducted pro rata in respect of the respective Commitments of each of the Bridge Lenders as of the Closing Date. Notwithstanding the foregoing, the Banks shall not be released from their commitments hereunder by any such syndication unless and until the applicable assignee first funds its commitment hereunder.
          Each of the Arrangers will, in consultation with you, exclusively manage all aspects of the syndication of the Facilities, including selection of additional Lenders reasonably acceptable to you, determination of when the Arrangers will approach potential additional Lenders, and the final allocations of the Commitments in respect of the Facilities among the additional Lenders; provided that except as otherwise set forth herein any naming rights shall be subject to your consent. You agree to, and to use commercially reasonable efforts to cause appropriate members of management of the Target to, actively assist the Arrangers in achieving a syndication of the Facilities. To assist the Arrangers in its syndication efforts, you agree that you will, and will cause your representatives and non-legal advisors to, and will use commercially reasonable efforts to cause appropriate members of management of the Target to, (a) promptly provide all financial and other information reasonably available to you as we may reasonably request with respect to you, the Target, your and their respective subsidiaries and the transactions contemplated hereby, including but not limited to financial projections to be prepared by you (including updated projections, if any, the “Projections”) relating to the foregoing, (b) use commercially reasonable efforts to ensure that the syndication efforts benefit from existing lending relationships of the Sponsor and the Target, (c) make available to prospective Lenders senior management and non-legal advisors of Holdings and (to the extent reasonable and practical) appropriate members of management of the Target and their respective subsidiaries, (d) host, with the Arrangers, one or more meetings with prospective Lenders under each of the Facilities, (e) assist the Arrangers in the preparation of one or more confidential information memoranda and other marketing materials to be used in connection with the syndication of each of the Facilities, and (f) obtain, at your expense, monitored public ratings of the Facilities and the Senior Subordinated Notes from Moody’s Investors Service (“Moody’s”) and Standard & Poor’s Ratings Group (“S&P”) and to participate actively in the process of securing such ratings, including having senior management of Holdings and (to the extent reasonable and practical) appropriate members of management of the Target meet with such rating agencies. At our request, you agree to assist in the preparation of versions of the confidential information memoranda and other marketing materials consisting exclusively of information and documentation that is either publicly available or not material with respect to the Holdings, the Target, their respective affiliates and any of their respective securities for purposes of United States federal and state securities laws.
     Information.
          You hereby represent and covenant that (a) to your knowledge, (i) all written information (other than the Projections) that has been or will be made available to the Banks by you or any of your representatives and (ii) all information contained in any presentation made by you or any of your representatives to prospective Lenders, in each case in connection with the transactions contemplated hereby (the “Information”), when taken as a whole, is, and in the case of Information made available after the date hereof, will be, correct in all material respects and does not, and in the case of Information made available after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such statements are made (including customary bank syndication practices), not misleading, and (b) the Projections that have been or will be made available to the Arrangers by you or any of your representatives in connection with the transactions contemplated hereby have been and will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made, it being understood that actual results may vary materially from the Projections. You agree to supplement the Information if necessary so that the representations and warranties in clause (a) of the preceding sentence remain correct up to the Closing Date. You acknowledge that the Banks and the Arrangers may share with any of their affiliates (it being understood that such affiliates will be subject to the confidentiality agreements between you and us), and such affiliates may share with Banks and the Arrangers, any information related to the Target, or any of its subsidiaries or affiliates (including, without limitation, in each case, information relating to creditworthiness) and the transactions contemplated hereby.
     Compensation.
          As consideration for the Commitments of the Banks hereunder with respect to the Facilities and the agreement of the Arrangers to structure, arrange and syndicate the Facilities, you agree to pay, or cause to be paid, to the Banks the fees set forth in the Term Sheets and the Fee Letter. Once paid, such fees shall not be refundable under any circumstances, except as provided therein.
     Conditions.
          The commitments of the Banks and the Arrangers hereunder with respect to each of the Facilities are subject to the following conditions: (i) there shall not have occurred any event, circumstance, development, change or effect that has had or would reasonably be expected to have a Material Adverse Effect (as defined below); and (ii) the other conditions set forth in either Term Sheet or the Conditions Annex shall have been satisfied or waived. As used herein, “Material Adverse Effect” means any event, circumstance, development, change or effect that is, individually or in the aggregate with all other events, circumstances, developments, changes and effects, materially adverse to the business, condition (financial or otherwise) or results of operations of the Target and its subsidiaries, taken as a whole; provided that none of the following shall constitute, or shall be considered in determining whether there has occurred, and no change, circumstance, event or effect resulting primarily from any of the following shall constitute, a Material Adverse Effect: (i) the announcement of the execution of the Merger Agreement, or the pendency of consummation of the Merger, (ii) changes in the national or world economy or financial markets as a whole or changes in general economic conditions that affect the industries in which the Target and its subsidiaries conduct their business, so long as such conditions do not adversely affect the Target or its subsidiaries in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate, (iii) any change in any applicable law, rule or regulation or generally accepted accounting principals or interpretation thereof after the date hereof, (iv) any failure by the Target to meet any published or internally prepared estimates of revenues or earnings for any period ending on or after the date hereof and prior to the Closing Date (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Material Adverse Effect if such facts and circumstances are not otherwise included in clauses (i)-(iii) of this definition), and (v) a decline in the price of the Target’s common stock on the NASDAQ National Market (it being understood that the facts and circumstances giving rise to such decline may be deemed to constitute, and may be taken into account in determining whether there has been, a Material Adverse Effect if such facts and circumstances are not otherwise included in clauses (i)-(iii) of this definition). Notwithstanding anything in this Commitment Letter, the Fee Letter, the Term Sheets, the Bank Documentation, the Bridge Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations relating to the Target, its subsidiaries and their businesses the making of which shall be a condition to availability of the Facilities on the Closing Date shall be (A) the representations made by the Target in the Merger Agreement, but only to the extent that you have the right to terminate your obligations under the Merger Agreement and (B) the Specified Representations (as defined below) and (ii) the terms of the Bank Documentation and the Bridge Documentation shall be in a form such that they do not impair availability of the Facilities on the Closing Date if the terms and conditions set forth in this Commitment Letter, the Term Sheets and the Conditions Annex are satisfied (it being understood that, to the extent any guarantee or collateral is not provided on the Closing Date after your use of commercially reasonable efforts to do so, the delivery of such guarantee and/or collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements to be mutually agreed). For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower set forth in this Commitment Letter and the Term Sheets relating to corporate power and authority, the enforceability of the Bank Documentation and the Bridge Documentation, Federal Reserve margin regulations and the Investment Company Act.
     Clear Market.
          From the date of this Commitment Letter until the Closing Date, you will ensure that no debt financing for Holdings, the Borrower or any of your subsidiaries is announced, syndicated or placed without the prior written consent of the Arrangers if such financing, syndication or placement would have, in the reasonable judgment of the Arrangers, a materially detrimental effect upon the syndication of the Bank Facilities or the Senior Subordinated Notes Offering.
     Indemnity.
          By your acceptance below, you hereby agree to indemnify and hold harmless each of the Banks and the Arrangers and their respective affiliates (including, without limitation, controlling persons) and the directors, officers, employees, advisors and agents of the foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, costs, expenses, damages or liabilities to which any such Indemnified Person shall become subject arising out of or in connection with any action, investigation, suit or proceeding (whether commenced or threatened) relating to or arising out of or in connection with this Commitment Letter, the Term Sheets, the Conditions Annex, the Fee Letter, the Facilities or any of the transactions contemplated hereby or the providing or syndication of the Facilities, and to reimburse each Indemnified Person for any legal or other expenses incurred in connection with investigating, preparing to defend or defending against, or participating in, any such suit, investigation, action or other proceeding (whether or not such Indemnified Person is a party to any action or proceeding), other than any of the foregoing of any Indemnified Person to the extent determined by a court of competent jurisdiction to have resulted by reason of the gross negligence, bad faith or willful misconduct of, or breach of this Commitment Letter by, such Indemnified Person or any of its affiliates, or the directors, officers, employees, advisors or agents of any of them. You shall not be liable for any settlement of any such proceeding effected without your written consent, but if settled with such consent, you shall indemnify the Indemnified Persons from and against any loss or liability by reason of such settlement, subject to your rights in this paragraph to claim exemption from your indemnity obligations. None of the Banks, the Arrangers or any other Lender (or any of their respective affiliates) shall be responsible or liable to the Sponsor or any of its subsidiaries, affiliates or stockholders for any consequential damages which may be alleged as a result of this Commitment Letter, the Term Sheets, the Conditions Annex, the Fee Letter, the Facilities or the transactions contemplated hereby. In addition, you hereby agree to reimburse each of the Banks and the Arrangers upon the Closing Date (if the Closing Date occurs) for (i) all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable legal fees and expenses of the Banks and the Arrangers) and (ii) all reasonable printing, reproduction, document delivery, travel and communication costs incurred in connection with the syndication and execution of the Facilities and the preparation, review, negotiation, execution and delivery of this Commitment Letter, the Term Sheets, the Conditions Annex, the Fee Letter and the Financing Documentation (as defined in the Conditions Annex).
     Confidentiality.
          This Commitment Letter is furnished for your benefit, and may not be relied on by any other person or entity. This Commitment Letter is entered into upon the condition that neither the existence of this Commitment Letter, the Term Sheets, the Conditions Annex or the Fee Letter nor any of their contents shall be disclosed by the Banks or the Arrangers or any of their affiliates, or by you or any of your affiliates, directly or indirectly, to any other person, except that such existence and contents may be disclosed (i) as may be compelled in a judicial or administrative proceeding or as otherwise required by law and (ii) to the Banks and the Arrangers and their affiliates’ directors, officers, employees, advisors and agents and to you, the Equity Investors and your and their directors, officers, employees, advisors and agents, in each case on a confidential and “need-to-know” basis and only in connection with the transactions contemplated hereby, and as reasonably required for the syndication. In addition, this Commitment Letter, the Term Sheets and the Conditions Annex (but not the Fee Letter) may be disclosed to the Target and its directors, officers, employees, advisors and agents, in each case on a confidential and “need-to-know” basis and only in connection with the transactions contemplated hereby.
     Other Services.
          You acknowledge and agree that the Banks, the Arrangers and/or their affiliates may be requested to provide additional services with respect to the Sponsor, the Target and/or their respective affiliates or other matters contemplated hereby. Any such services will be set out in and governed by a separate agreement(s) (containing terms relating, without limitation, to services, fees and indemnification) in form and substance satisfactory to the parties thereto. Nothing in this Commitment Letter is intended to obligate or commit the Banks or the Arrangers or any of their affiliates to provide any services other than as set out herein.
          You acknowledge that each Bank and its affiliates (the term “Bank” as used below in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. No Bank will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by such Bank of services for other companies, and no Bank will furnish any such information to other companies. You also acknowledge that no Bank has an obligation to use in connection with the transactions contemplated by Commitment Letter, or to furnish to you, the Borrower or the Sponsor (or any of your or their respective affiliates), confidential information obtained from other companies. You further acknowledge that each Arranger is a full service securities firm and it and each Bank may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of Holdings, the Borrower, their affiliates and other companies that may be the subject of the transactions contemplated by this Commitment Letter.
     Governing Law, Etc.
          This Commitment Letter and the commitment of the Banks shall not be assignable by you without the prior written consent of the Banks and the Arrangers, and any purported assignment without such consent shall be void. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the Banks, the Arrangers and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Commitment Letter. Headings are for convenience only. This Commitment Letter is intended to be for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto, the Lenders and, with respect to the indemnification provided under the heading “Indemnity,” each Indemnified Person. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law to the extent that the application of the laws of another jurisdiction will be required thereby. Any right to trial by jury with respect to any claim or action arising out of this Commitment Letter is hereby waived. The parties hereto hereby submit to the non-exclusive jurisdiction of the federal and New York State courts located in The City of New York (and appellate courts thereof) in connection with any dispute related to this Commitment Letter or any of the matters contemplated hereby, and agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. The parties hereto irrevocably and unconditionally waive any objection to the laying of such venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.
     Patriot Act.
          We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), the Banks, the Arrangers, and the Lenders are required to obtain, verify and record information that identifies the Borrower, which information includes the name, address and tax identification number of the Borrower and other information regarding the Borrower that will allow the Banks, the Arrangers, or such Lender to identify the Borrower in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Banks, the Arrangers, and the Lenders.
          Please indicate your acceptance of the terms hereof and of the Term Sheets, the Conditions Annex and the Fee Letter by returning to us (electronically or otherwise) executed counterparts of this Commitment Letter and the Fee Letter not later than 5:00 p.m., New York City time, on July 28, 2005. This Commitment Letter and the agreement of the Arrangers to provide the services described herein are also conditioned upon your acceptance hereof and of the Fee Letter as set forth above. Upon the earlier to occur of (A) the execution and delivery of the Financing Documentation by all of the parties thereto or (B) January 31, 2006, if the Financing Documentation shall not have been executed and delivered by all such parties prior to that date, this Commitment Letter and the agreement of the Arrangers to provide the services described herein shall automatically terminate unless each of the Borrower and the Arrangers shall, in its discretion, agree to an extension. The confidentiality, indemnification and governing law and forum provisions hereof and in the Term Sheets and the Fee Letter shall survive termination of this Commitment Letter (or any portion hereof) or the commitments of the Lenders hereunder. The provisions under the headings “Syndication” above shall survive the execution and delivery of the Financing Documentation.
          BY SIGNING THIS COMMITMENT LETTER, EACH OF THE PARTIES HERETO HEREBY ACKNOWLEDGES AND AGREES THAT (A) EACH OF BANK OF AMERICA, WACHOVIA BANK AND JPMORGAN CHASE BANK IS OFFERING TO PROVIDE THE BANK FACILITY SEPARATE AND APART FROM THE OFFER OF EACH OF BANC OF AMERICA BRIDGE, WACHOVIA INVESTMENT HOLDINGS AND JPMORGAN TO PROVIDE THE BRIDGE FACILITY AND (B) EACH OF BANC OF AMERICA BRIDGE, WACHOVIA INVESTMENT HOLDINGS AND JPMORGAN IS OFFERING TO PROVIDE THE BRIDGE FACILITY SEPARATE AND APART FROM THE OFFER BY THE BANK OF AMERICA, WACHOVIA BANK AND JPMORGAN CHASE BANK TO PROVIDE THE BANK FACILITY. YOU MAY, AT YOUR OPTION, ELECT TO ACCEPT THIS COMMITMENT LETTER (AND THE APPLICABLE PROVISIONS OF THE FEE LETTER) WITH RESPECT TO EITHER THE BANK FACILITY OR THE BRIDGE FACILITY OR BOTH.
[Signature Page Follows]

          We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours, JPMORGAN CHASE BANK, N.A.
By:	/s/ Robert Anastasio
	Name:	Robert Anastasio
	Title:	Vice President

J.P. MORGAN SECURITIES INC.
By:	/s/ Jacob Steinberg
	Name:	Jacob Steinberg
	Title:	Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION
By:	/s/ James Jeffries
	Name:	James Jeffries
	Title:	Managing Director

WACHOVIA INVESTMENT HOLDINGS, LLC
By:	/s/ James Jeffries
	Name:	James Jeffries
	Title:	Managing Director

WACHOVIA CAPITAL MARKETS, LLC
By:	/s/ James Jeffries
	Name:	James Jeffries
	Title:	Managing Director

BANK OF AMERICA, N.A.
By:	/s/ Mark C. Liggitt
	Name:	Mark C. Liggitt
	Title:	Vice President

BANC OF AMERICA BRIDGE LLC
By:	/s/ Mark C. Liggitt
	Name:	Mark C. Liggitt
	Title:	Vice President

BANC OF AMERICA SECURITIES LLC
By:	/s/ Mark C. Liggitt
	Name:	Mark C. Liggitt
	Title:	Vice President

Accepted and agreed to as of the date first
written above:

SUNSHINE ACQUISITION CORPORATION

By:	/s/ Claudius E. Watts IV Name: Claudius E. Watts IV
Title: President

SUNSHINE MERGER CORPORATION

By:	/s/ Claudius E. Watts IV

Name: Claudius E. Watts IV
Title: President
[Commitment Letter Signature Page]